Exhibit 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an Amendment No. 3 to Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Catalyst Bioscience, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: September 22, 2022

JEC II Associates, LLC

By:	/s/ Michael Torok
Name:	Michael Torok
Title:	Manager

The Heidi S. Shippell-Heiland 2008 Irrevocable Trust

By:	/s/ Michael Torok
Name:	Michael Torok
Title:	Trustee

/s/ Michael Torok
Michael Torok